EXHIBIT 2.2
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[ EXECUTED COPY ]



                     TRANSITION SERVICES AGREEMENT

     This Transition Services Agreement (the "Agreement"), dated as of the 6th day of February, 2004, is entered into by and between CoolSavings, Inc., a Delaware corporation ("CoolSavings"), and ADS Alliance Data Systems, Inc., ("ADS") a Delaware corporation.


                              WITNESSETH:

     WHEREAS, ADS is selling its Business and the Purchased Assets related thereto, as defined in and pursuant to that certain Asset Purchase Agreement dated as of February 6, 2004 between CoolSavings and ADS ("APA"), to CoolSavings;

     WHEREAS, in order to facilitate an orderly transition of the Business after the Closing Date (as defined in the APA), the parties desire that ADS provide CoolSavings with the Services (as defined below) upon the terms and conditions set forth herein;

     WHEREAS, in connection with, and as a condition to, the consummation of the transactions contemplated by the APA, the parties have agreed to enter into this Agreement.


                               AGREEMENT

     NOW THEREFORE, in consideration of the foregoing premises, the consummation of the transactions contemplated by the APA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                               ARTICLE 1

                          TRANSITION SERVICES

     1.1 SERVICES. During the term of this Agreement, ADS shall provide to CoolSavings the services listed on and described on SCHEDULE A attached hereto (collectively the "Services" and each separately a "Service"). ADS shall perform such services in a professional, workmanlike manner and consistent with ADS' customary practices. In addition, without limiting the generality of the foregoing, the Services shall be available to CoolSavings in accordance with applicable industry standards, and ADS' response times in providing the Services, and the number of resources it dedicates to each Service, shall be in accordance with applicable industry standards. CoolSavings agrees to purchase the Services from ADS on the terms as set out herein.

     1.2 ADDITIONAL SERVICES. In the event that during the term of this Agreement CoolSavings needs services in addition to those then listed and described on SCHEDULE A, the parties shall negotiate in good faith to determine if ADS can provide such additional services upon mutually agreed terms and conditions (the "Additional Services"), and if they can so agree, SCHEDULE A shall be amended by written agreement of the parties hereto to include such Additional Services and to reflect such terms and conditions as so agreed.





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     1.3   EMPLOYEES.  During the term of this Agreement, ADS hereby
agrees to make employees of ADS available to CoolSavings upon CoolSavings' reasonable requests that such employees assist CoolSavings in (a) educating, assisting and training CoolSavings employees on all hardware, software, business processes and any other agreed upon activities necessary to carry out the Services subsequent to the termination of this Agreement;
(b) providing the on-going operations for the period of this Agreement; and
(c) transitioning facilities and equipment included within the Purchased Assets to CoolSavings.


                               ARTICLE 2

                         TERM AND TERMINATION

     2.1 DURATION. ADS shall provide all Services hereunder until the earlier of (i) the expiration or termination of the term of this Agreement,
(ii) the expiration of ADS' right to provide a particular Service under the applicable existing contract (ADS shall give CoolSavings such prior written notice as is reasonably practicable under the circumstances of any such expiration), or (iii) such time as CoolSavings provides written notice to ADS that it desires to cease receiving any such Service. If CoolSavings desires to terminate any Service early, CoolSavings shall give ADS such prior written notice as is reasonably practicable under the circumstances of its intent to cease the purchase of such Services(s).

     2.2 TERM. Unless otherwise terminated as set forth below, the initial term of this Agreement shall commence on the Closing Date and shall end on the date that is six (6) months after the Closing Date (the "Initial Term"). In addition, CoolSavings shall have the right to renew this Agreement for successive periods of one (1) month each (each, a "Renewal Term") by providing ADS with not less than thirty (30) days written notice prior to the end of the Initial Term or the applicable Renewal Term.

     2.3 TERMINATION FOR BREACH. This Agreement may be terminated by either party for cause immediately by written notice if the other party materially breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice describing the breach.

     2.4 TERMINATION BY COOLSAVINGS FOR CONVENIENCE. CoolSavings may terminate this Agreement for convenience at any time on fifteen (15) days prior written notice to ADS.


                               ARTICLE 3

                           FEES AND EXPENSES

     3.1 FEE FOR SERVICES. In consideration of the Services rendered to CoolSavings pursuant to Section 1.1 hereof, CoolSavings shall pay ADS for such Services an amount equal to (a) Ninety-Three Thousand Dollars ($93,000) for the Initial Term (the "Initial Term Fee"), and (b) Forty Thousand Dollars ($40,000) for each Renewal Term, if any (each, a "Renewal Term Fee").

     3.2 PAYMENT. CoolSavings shall pay the Initial Term Fee contemporaneously with the closing of the transactions contemplated by the APA. CoolSavings shall pay any Renewal Term Fee, if any, on the second business day of the applicable Renewal Term.










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                               ARTICLE 4

                    FORCE MAJEURE; INDEMNIFICATION

     4.1 FORCE MAJEURE. Neither party shall be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any sabotage, war, general utility outage, fire, explosion, earthquake, storm, flood or other similar casualty beyond the reasonable control of such party; provided that such party uses its best efforts to promptly overcome or mitigate the delay or failure to perform. Any party whose performance is delayed or prevented by any cause or condition within the purview of this paragraph shall promptly notify the other party thereof, the anticipated duration of the delay or prevention, and the steps being taken to overcome or mitigate the delay or failure to perform.

     4.2   INDEMNIFICATION.

     (a) CoolSavings agrees to hold harmless, indemnify and defend ADS, and its Affiliates and any of their respective directors, officers, employees and agents, from and against any and all liabilities, penalties, demands, claims, actions and causes of action, suits, obligations, encumbrances, losses, damages, costs and expenses including, but not limited to, reasonable attorney's fees and expenses (all of the foregoing, collectively, "Losses") to which ADS and any of its Affiliates, and any of their respective directors, officers, employees or agents, may be subjected, arising out of or attributable, directly or indirectly, to any claims for bodily injury or death or damage to tangible property which are caused by the acts or omissions of CoolSavings' employees or agents in connection with their use of ADS' facilities hereunder.

     (b) ADS shall hold harmless, indemnify and defend CoolSavings, and its Affiliates and any of their respective directors, officers, employees and agents, from and against any and all Losses to which CoolSavings and any of its Affiliates, and any of their respective directors, officers, agents or employees, may be subjected, arising out of or attributable, directly or indirectly, to (i) ADS' failure to provide the Services in accordance with the terms hereof, (ii) any claim that ADS' performance of the Services infringes upon any intellectual property or personal right of any third party, any claim for bodily injury or death or damage to tangible property caused by the acts or omissions of ADS' employees or agents in connection with their performance of the Services hereunder.

     4.3 DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ADS HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

     4.4 LIMITATION OF LIABILITY. The aggregate liability of ADS to CoolSavings, for damages and payments made pursuant to Section 4.2(a) shall be limited to $150,000. The aggregate liability of CoolSavings, for damages and payments made pursuant to Section 4.2(b) shall be limited to $150,000.


                               ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES

     5.1 ADS AUTHORITY. This Agreement has been duly executed and delivered by ADS and constitutes a valid and legal obligation of ADS, enforceable against it in accordance with its terms.

     5.2 COOLSAVINGS AUTHORITY. This Agreement has been duly executed and delivered by CoolSavings and constitutes a valid and legal obligation of CoolSavings, enforceable against it in accordance with its terms.




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                               ARTICLE 6

                     CONFIDENTIALITY AND OWNERSHIP


     6.1 CONFIDENTIALITY OBLIGATION. Each party agrees to abide by the terms of the confidentiality obligations of Section 4.03(c) of the APA, which are incorporated herein by reference, with respect to any "Information" (as defined in the APA) disclosed by one party to the other in connection with the performance of their respective obligations hereunder. Such provisions shall be applicable for a period of two (2) years.

     6.2 OWNERSHIP. Each party and their respective licensors and third party information and content providers retain all right, title and interest in and to all of the information, content, data, designs, materials and all copyrights, patent rights, trademark rights and other proprietary rights thereto provided by it to the other party pursuant to this Agreement. Except as expressly provided herein, or pursuant to the APA, no other right or license with respect to any copyrights, patent rights, trademark rights or other proprietary rights is granted under this Agreement. (For the avoidance of doubt, ADS acknowledges and agrees that (i) ADS has delivered the Purchased Assets to CoolSavings in accordance with the terms of the APA and that certain Bill of Sale and Assignment and Assumption Agreement executed and delivered in connection therewith, (ii) as of the date hereof CoolSavings is the sole owner of all right, title and interest in and to the Purchased Assets, and (iii) nothing in this
Section 6.2 shall limit or be deemed a limitation on CoolSavings' right to use the Purchased Assets (including, without limitation, any and all Information included therein) from and after the date hereof in connection with the operation of its business.) All rights not expressly granted hereunder by a party are expressly reserved to such party and its licensors and information and content providers.


                               ARTICLE 7

                             MISCELLANEOUS

     7.1 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses set forth in the APA (or at such other address for a party as shall be specified by like notice).

     7.2 ENTIRE AGREEMENT. This Agreement together with each schedule referred and attached hereto, along with the APA, constitute the entire and only understanding and agreement between the parties relating to the Services, and supercedes all proposals, oral or written, all negotiations, conversations, or discussions between the parties hereto, with respect to the subject matter hereof. This Agreement shall not be deemed to provide any third parties with any claim, right of action, remedy or other right.

     7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of law principles thereof.

     7.4 ENFORCEMENT. The parties hereto acknowledge and agree that damages alone will be an insufficient remedy for a breach or violation of the provisions of this Agreement and that each party shall be entitled as a matter of right, without limitation of any other remedy available to it for breach or violation of the provisions of this Agreement, to equitable relief (including specific performance) in any court of competent jurisdiction, it being intended that all rights and remedies of the parties under this Agreement are cumulative and non-exclusive of any other right or remedy.




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     7.5   HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement or any of the provisions hereof.

     7.6 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, which may not be unreasonably withheld; provided, notwithstanding the foregoing, CoolSavings may assign this Agreement to any Affiliate of CoolSavings or in connection with the sale by CoolSavings of all or substantially all of the Business and/or the Purchased Assets without the prior written consent of ADS.

     7.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, including any successor by reason of the merger or consolidation of any party, and permitted assigns.

     7.8 NO RELATIONSHIP. The relationship of the parties to this Agreement is that of independent contracting parties. This Agreement is not intended to establish any employment relationship or partnership between the parties hereto, including their affiliates, subsidiaries, employees, officers, directors or agents. In no event shall either party's personnel be deemed to be employees of the other party.

     7.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provision of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     7.10 CONFLICTS. In case of conflict between the terms and conditions of this Agreement and any schedule or exhibit hereto, the terms and conditions of such exhibit or schedule shall control and govern as it relates to the Services to which those terms and conditions apply.



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     IN WITNESS WHEREOF, the undersigned have executed this Transition
Services Agreement as of the date first written above.



                            COOLSAVINGS, INC.


                            By:   /s/ Matthew Moog
                                  Matthew Moog
                                  President & CEO



                            ADS ALLIANCE DATA SYSTEMS, INC.


                            By:   /s/ Dwayne Tucker
                                  Dwayne Tucker
                                  Executive Vice President


















































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                              Schedule A

                               Services

     The following Services shall be provided by ADS under this Agreement. The Services will be broken down into the following areas:

     . Help Desk Support - Provides single point of contact into ITS and case management

     . Internet Application Services (IESS) - Supports Upons consumer site and administration site

     . Distributed System Support (Unix) - Supports Sun hardware, Solaris operating system, tape back up system, and SAN storage array

     . Distributed Database Support - Supports Oracle database environment

     . Network Support - Supports all network related hardware and telecom connections both within the Chicago office and within the ADS Dallas DMZ as they exist at the effective date of this Agreement.

     . Desk Top/Security/File Server Support - Provides support for all standard ADS desktop applications, office automation software such as Email, and maintenance of Chicago based file server for no more than thirteen (13) people.


     SCOPE

     The scope of the Services will include:

     . Daily support activities - These are activities that are requested two weeks in advance by CoolSavings and scheduled by IT. (i.e. Database copies, Content Moves)

     . Emergency Support - This is the support of critical outages on a 24/7 basis. This would include anything that can be defined as having a detrimental impact on the Upons consumer web site. ADS shall promptly notify CoolSavings of the failure of any hardware or software used by ADS exclusively in connection with its performance of such Services; if after receipt of such notice CoolSavings requests that ADS repair or replace such failed hardware or software, CoolSavings shall reimburse ADS for all reasonable expenses incurred in connection with such repair/replacement.

     . Transition Services - These are all the activities required to successfully transition the CoolSavings platform. This typically includes two months of planning, two weeks execution, and one month of follow-up access to legacy CoolSavings platform.

     The Services shall be described as follows:

     (a)   HELP DESK SUPPORT

           CoolSavings will be able to continue to use the help desk as the first line for getting support when system emergencies occur. This service will be available on a 24/7 basis for the term, and ADS shall respond to CoolSavings depending on the level of the problem in the same manner ADS has supported that office in the past.




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     (b)   INTERNET APPLICATION SERVICES (IESS)

           Currently, the following applications are supported by ADS'
           IESS team:

           .     Weblogic 6.1 (2 instance)

           .     Resin (2 Instances)

           .     MS-Internet Information Server (4 Instances)

           .     Weblogic/IIS API Connector

           .     Web Application Automated Monitoring

           During the term ADS will continue to support these applications including patches, upgrades, and configuration support, and ADS shall assist with connectivity providing CoolSavings a 15MB/second connection. CoolSavings will be responsible for providing the patches and upgrades at CoolSavings' cost. Additionally, ADS will provide 24/7 support for emergencies involving these applications.

           IESS will provide content migration services from the development environment to the production environment at a scheduled time set by ADS. Currently, these moves are available on Mondays, Tuesdays, and Thursdays with two weeks advance notice.

           During platform migration, CoolSavings will receive assistance from IESS to transition content and configuration. ADS will make available a hosted a location within the Dallas DMZ for ftping out to the new hosting provider. In addition, ADS shall assist CoolSavings, for term of this Agreement, in moving the virtual private network (VPN) to CoolSavings' Chicago offices.

     (c)   DISTRIBUTED SYSTEM SUPPORT (UNIX)

           The distributed system group will support the hardware and software of the following servers:

           .     UXPurchaserAP1 - Production Application Server

           .     UXPurchaserUT1 - Production Utility/Batch Server

           .     UXPurchaserDB1 - Production Database Server

           .     UXPurchaserAP2 - Development Application Server

           .     UXPurchaserUT2 - Development Utility/Batch Server

           .     UXPurchaserDB2 - Development Database Server

           .     SAN Storage Array

           ADS will host, maintain and provide the support of the above listed servers in the area of patches, upgrades, hardware maintenance, and data backups. CoolSavings will be responsible for providing the patches and upgrades at CoolSavings' cost. ADS will continue to provide the agent monitoring of the CPU, Memory, and Disk Usage on all production servers. These services will be available 24/7 for emergencies that are related to the UNIX environment.

           ADS shall coordinate with CoolSavings to determine appropriate timing for any planned upgrades or maintenance to the above listed servers, and ADS shall provide CoolSavings with not less



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           than 24 hours written notice of any planned maintenance to the
           ADS facilities that may affect such servers. If any emergency maintenance to such servers is required, ADS may undertake such emergency maintenance at any time for as short a period of time as is necessary and shall notify CoolSavings as soon as is practicable under the circumstances.

     (d)   DISTRIBUTED DATABASE SUPPORT

           The distributed database support team will support the following Oracle instances:

           .     RETPRD@UXPurchaserDB1.ALLDATA.NET - Production Database

           .     RETDEMO@UXPurchaserDB2.ALLDATA.NET - Development Database

           . PPurchaserDW@UXPurchaserDB1.ALLDATA.NET - Production Data warehouse

           ADS will continue to support the above listed databases in the area of patches, upgrades, instance creation, instance copies, trouble shooting, and data backups. ADS shall maintain commercially reasonable data security systems to prevent unauthorized access to such databases. In addition, ADS shall prepare "backup" copies of the databases on a daily basis and shall provide off-site storage of such backup copies of the databases. CoolSavings will be responsible for providing the patches and upgrades at CoolSavings' cost. ADS will provide 24/7 support for emergencies involving these applications.

     (e)   NETWORK SUPPORT

           The CoolSavings network can be divided into two distinct components:

           . Office Network - Includes all routers, switches, firewalls, and telecom that provide intranet and internet connectivity to Chicago based employees and Chicago based hardware.

           . Application Network - Includes all routers, switches, firewalls and telecom that provide network connectivity to the Upons web applications housed within the raised floor in Dallas.

           ADS will provide support for both of these networks.

     (f)   DESK TOP/SECURITY/FILE SERVER SUPPORT

           ADS will provide support for all standard ADS desktop applications, office automation software such as Email, and maintenance of Chicago based file server. ADS shall provide email support and access for a period of forty-five (45) days after the effective date of this Agreement, and shall then provide email forwarding in accordance with the terms of the third paragraph of this paragraph (f).

           Until the time at which CoolSavings reimages the desktops and replaces the File Server, ADS will provide support from the Buffalo Grove desktop support, Email Support Service out of Dallas and Windows Security support out of Columbus.

           ADS will provide email forwarding consistent with the needs of the agreed upon migration process. The period of the forwarding window will start the day that CoolSavings makes email accounts available to the CoolSavings employees and will end not more than sixty (60) days after such day.



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